Exhibit 99.1

PRESS RELEASE

For more information, contact: Mark R. Faris, CFO SRI/Surgical Express, Inc. (813) 891-9550	FOR IMMEDIATE RELEASE

SRI SURGICAL REPORTS RESULTS FOR

SECOND QUARTER 2010

TAMPA, FL— Monday, August 9, 2010 — SRI/Surgical Express, Inc. (SRI Surgical) (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, today announced financial results for its second quarter ended June 30, 2010.

For the second quarter of 2010, SRI Surgical reported total revenue of $25,047,000, an increase of $430,000 from the second quarter of 2009. The net loss for the second quarter of 2010 was $313,000 or $0.05 per basic and diluted common share compared to a net loss of $704,000, or $0.11 per basic and diluted common share reported for the second quarter of 2009. For the first six months of 2010, SRI Surgical reported total revenue of $49,658,000, an increase of $1,115,000 from the first half of 2009. Net loss for the first six months of 2010 was $1,846,000 or $0.29 per basic and diluted common share compared to a net loss of $1,598,000 or $0.25 per basic and diluted common share reported for the first half of 2009.

When comparing the second quarter of 2010 to 2009, the Company’s improvement was impacted by the following items:

•

Increased revenues primarily related to the Company’s reusable surgical products based on increased interest in this product offering, as well as the amendment to the co-marketing agreement with Cardinal Health where the Company now recognizes all revenues associated with sales of the Hybrid Preference Pack™ program.

•	Lower costs through improved repair and maintenance procedures, as well as improved labor efficiency.

•	Lower instrument usage fees as a result of a change in the mix of sets utilized by the Company’s customers.

•	Group insurance decreased as the amount of claims incurred was lower than last year.

•	Lower levels of reusable scrapped product.

Partially offsetting these favorable developments were the following items:

•

The Company incurred higher disposable material costs which were primarily related to the amendment to the co-marketing agreement with Cardinal Health. The Company now purchases custom disposable packs for the Hybrid Preference Pack™ offering from Cardinal and receives a lower margin. The lower margin was established to compensate the Company for handling and collection risk only.

•	Higher distribution costs as the price per gallon of diesel fuel has increased since last year, as well as an increase in labor and vehicle leasing costs related to new customer accounts.

•	Higher Group Purchasing Organization marketing and administrative fees which are directly related to the increase in the Company’s revenues.

“Although slowed by the overall economic environment, we continue to execute on our strategic plan and move forward,” said Gerald Woodard, Chief Executive Officer. “The level of interest in our reusable platform continues to increase as our re-branding efforts are paying dividends. With this interest and our efforts in the field, we continue to see growth in our reusable surgical textile revenues.”

Quarterly Call Information

SRI Surgical will hold a teleconference call discussing its second quarter results on Monday, August 9, beginning at 5:00 p.m. Eastern Daylight Time. To participate in the teleconference, please dial 866-783-2140 (International dial 857-350-1599) and enter the passcode 67125205. A live Webcast of the call will be available from the Investors section of the SRI Surgical Website at www.srisurgical.com. For those unable to participate in the teleconference, a replay of the call will be available from 8:00 p.m. August 9 until midnight August 24, 2010, by dialing 888-286-8010 (International dial 617-801-6888) and using the passcode 87183326. A replay of the Webcast will also be available on the SRI Surgical Website.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 25 states from 10 reprocessing facilities and four distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and suppliers, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Mark R. Faris, CFO
SRI Surgical
(813) 891-9550 Ext. 3164
mfaris@srisurgical.com

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$25,047	$24,617	$49,658	$48,543
Cost of revenues	19,207	19,273	38,886	38,165

Gross profit	5,840	5,344	10,772	10,378

Distribution expenses	1,833	1,651	3,751	3,317
Selling and administrative expenses	4,191	4,320	8,673	8,489

Loss from operations	(184)	(627)	(1,652)	(1,428)

Interest expense	198	149	341	323
Other income	(90)	(92)	(180)	(186)

Loss before income taxes	(292)	(684)	(1,813)	(1,565)

Income tax expense	21	20	33	33

Net loss	$(313)	$(704)	$(1,846)	$(1,598)

Basic loss per common share	$(0.05)	$(0.11)	$(0.29)	$(0.25)

Weighted average common shares outstanding, basic	6,460	6,447	6,460	6,446

Diluted loss per common share	$(0.05)	$(0.11)	$(0.29)	$(0.25)

Weighted average common shares outstanding, diluted	6,460	6,447	6,460	6,446

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	June 30, 2010	December 31, 2009
	(unaudited)
Cash and cash equivalents	$768	$802
Accounts receivable, net	13,126	11,460
Inventories, net	2,626	2,903
Prepaid expenses and other assets	1,982	1,947
Reusable surgical products, net	17,782	18,151
Property, plant and equipment, net	26,502	27,665

Total assets	$62,786	$62,928

Notes payable	$7,710	$6,124
Accounts payable	7,798	7,439
Accrued expenses	4,522	4,967
Mortgage payable	3,906	4,013
Bonds payable	520	520

Total liabilities	24,456	23,063

Shareholders’ equity	38,330	39,865

Total liabilities and shareholders’ equity	$62,786	$62,928